EXHIBIT 1

NEWS RELEASE FOR IMMEDIATE RELEASE

JANA Continues to Mask Plan to Break Up Agrium

March 7, 2013 - ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) today warned shareholders that New York hedge fund JANA Partners continues to attempt to mask its break-up objective by disseminating a growing list of false and misleading statements.

“Our shareholders make decisions based on value and credible analysis, not rhetoric, and they are fully capable of distinguishing fact from fiction,” said Victor J. Zaleschuk, Chair of the Board. “JANA has resorted to attempts to deceive our shareholders because its ever-changing arguments have gained no traction. JANA’s dissident slate of “golden leash” nominees has been commissioned to break up the company and terminate an integrated strategy that has delivered substantial and sustainable value to shareholders.”

The following false claims by JANA highlight its ongoing efforts to mask its break-up objective:

1.	JANA has falsely asserted that its dissident proxy campaign is about any number of considerations, besides a break-up objective.

The reality is: JANA has been very clear in its public statements that its singular focus is to break up Agrium.

•	In JANA’s July 11, 2012 presentation to Agrium, the very first point it made was “Agrium should promptly separate Retail as a standalone company”
•	In a presentation dated October 1, 2012, on a slide titled “What Agrium Should Do Today,” JANA said: “Pursue a separation of Retail and Wholesale”

Consider what an analyst who is aligned with JANA had to say about JANA’s intentions and boardroom dynamics if JANA’s nominees are elected:

"If the JANA nominees are elected, we think a separation of Retail would be likely...And how likely would an actual separation be? We'd guess over 80%...How many senior management changes? Much too soon to say...People changes come after you figure out who is on board with a new plan." CLSA

2.	JANA falsely claims that Agrium “refuses to address [the] issues1” that JANA has raised.

The reality is: Agrium gave a 106-page, four-and-a-half hour presentation to the investment community on January 28, 2013 addressing each of JANA’s flawed assertions explicitly and

1  “An Open Letter to Shareholders,” February 20, 2013.

in detail. The presentation clearly demonstrated that JANA’s analysis is flawed and its demands would destroy shareholder value. Agrium’s views and integrated strategy have received broad support from across the equity research community.

“Agrium in our view successfully refuted JANA’s claims. The debate is winding down. We believe Agrium has proven: (1) its M&A strategy has generally been successful; (2) it's continuously improving its retail operating metrics; (3) its commitment to return capital to shareholders; and (4) there is no evidence to suggest that a split up of the company would yield a substantial re-rating of Retail, and would not result in a de-rating of Wholesale" Scotiabank

“JANA has raised broad discussion points, albeit with little specific or intimate knowledge of AGU Retail in our view, and the burden is on JANA to justify why a change in course could be needed...” BMO Capital Markets

Clearly, it is JANA that refuses to accept the facts.

3.
JANA has falsely claimed that its dissident nominees represent “independent voices2” who “stand to benefit only to the extent that all [Agrium] shareholders benefit” and that questioning this transparently false position is “a diversionary tactic”.

The reality is: JANA has signed agreements with each of its dissident nominees (other than JANA CEO Barry Rosenstein) that will pay each nominee a percentage of JANA’s net profits in Agrium shares within a short time frame. JANA’s statements are false in at least two respects: (i) JANA’s dissident nominees cannot reasonably be considered independent given their effective employ with JANA; and (ii) JANA’s dissident nominees are subject to payments from JANA, giving each of its nominees a personal incentive to take short-term actions without regard to the long-term best interests of the company and its shareholders. This sets up a scenario where JANA’s dissident nominees could benefit at the expense of Agrium shareholders.

Respected and independent Canadian corporate governance experts from the Institute of Corporate Directors, the Clarkson Center for Business Ethics and Board Effectiveness at the University of Toronto and David Anderson of the Anderson Governance Group, have all publicly criticized JANA’s pay scheme.

4.	JANA falsely claims Agrium only raised concerns about JANA’s “golden leash” payments at the last minute.

The reality is: During the February settlement discussions, Agrium required JANA’s director nominee to terminate his special incentive pay agreement as a condition of joining Agrium’s Board. Language addressing this condition is contained on page one of the draft settlement agreement that is available at www.agrium.com.

Agrium took this position because it, along with independent governance experts, believes that a director who receives short-term incentive payments from a shareholder cannot be independent or fulfill his or her duties to the company and all of its shareholders.

2 JANA statement, February 11, 2013

Agrium Shareholders:  The Proxy to Vote is WHITE

Your vote is important, no matter how many shares you own--Please submit your WHITE Proxy today FOR the election of the Agrium director nominees.

Proxies must be received by 11:00 a.m. (Calgary time) on April 5, 2013.  Due to the limited time available, we recommend voting by internet, telephone or fax today or no later than 24 hours before the deadline. For Ease of voting visit our website www.agrium.com/proxy.

Shareholders with questions or needing assistance in voting their WHITE proxy may call Agrium’s Proxy Solicitation Agents as follows:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com
•	U.S. shareholders: Innisfree at 1-877-456-3442 (toll-free) or email info@innisfreema.com
•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

Please discard any proxy or related materials you may receive from Jana Partners LLC.

About Agrium
Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit.  Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-looking Statements Advisory

Certain statements and other information included in this news release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this press release other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to management’s expectations, estimates and analysis with respect to: our business strategy; the composition of our Board of Directors; and the feasibility, value and impact of JANA’s ideas and strategies for Agrium and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders, will destroy shareholder value, significantly impair Agrium’s profitability and damage Agrium’s ability to manage its global operations. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

The forward-looking statements included in this news release are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements. The key assumptions that have been made in connection with such forward-looking statements include, among other things: assumptions with respect to Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2012 (the “2012 MD&A”).

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this news release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:
Investors:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com
•	U.S. shareholders: Innisfree at 1-877-456-3442 (toll-free) or email info@innisfreema.com
•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

www.agrium.com/proxy

Media:

Canadian media – Joel Shaffer, Longview Communications, (416) 649-8006

U.S. media – Robert Siegfried, Kekst and Company, (212) 521-4832

Agrium Investor Relations

Richard Downey, Vice President, Investor/Corporate Relations
(403) 225-7357

Todd Coakwell, Director, Investor Relations
(403) 225-7437

Mark Thompson, Analyst, Investor Relations
(403) 225-7761

Agrium Investor Relations
13131 Lake Fraser Dr. SE
Calgary, Alberta
Canada T2J 7E8
Contact us at: www.agrium.com